UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

This Form 1-K is to provide an Annual Report for the fiscal year ended 12/31/2024.

Exact name of issuer as specified in the issuer's charter: VELOCE CAP FUND 1 LP

Jurisdiction of incorporation/organization: New Jersey

I.R.S. Employer Identification Number: 87-2323046

Address of Principal Executive Offices: 58 MAIN ST., 2ND FLOOR, HACKENSACK, NEW JERSEY 07601

Phone: 201-786-6300

Title of each class of securities issued pursuant to Regulation A: Debt Securities

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K, unless such information has been previously reported in a manner permissible under Rule 257.

[X] Such information has been previously reported in a manner permissible under Rule 257. The remainder of Part I is intentionally left blank.

PART II

Financial Statements

VELOCE CAP FUND 1, LP
AUDITED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2024

VELOCE CAP FUND 1, LP
TABLE OF CONTENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2024

Page:
Independent Auditor's Report .............................................................................................. F-1
Financial Statements:

Duner and Foote
Certified Public Accountants
www.DunerCPA.com
Telephone (949) 263-0030
FAX (949) 263-0037
E-Mail DerrickFoote@Dunercpa.com

18818 Teller Ave.
Suite 265
Irvine, California 92612

MEMBER OF
CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR'S REPORT
To the Partners of
Veloce Cap Fund 1, LP
Opinion
We have audited the accompanying financial statements of Veloce Cap Fund 1, LP ("the Fund") (a New
Jersey limited partnership) which comprise the balance sheet as of December 31, 2024, and the related statement of income and changes in partners' equity and cash flows for the period then ended and the related notes to the financial statements.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Veloce Cap Fund 1, LP. as of December 31, 2024, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of
America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of
Veloce Cap Fund 1, LP and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Veloce Cap Fund 1, LP's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditor's Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit is conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists.
The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
-

Exercise professional judgement and maintain professional skepticism throughout the audit.

-

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

-

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not the for the purpose of expressing an opinion on the effectiveness of Veloce Cap Fund 1, LP's internal control. Accordingly, no such opinion is expressed.

-

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

-

Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about Veloce Cap Fund 1, LP's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Duner and Foote, LLP
Certified Public Accountants
Irvine, California
February 27, 2025

VELOCE CAP FUND 1, LP
BALANCE SHEET
AS OF DECEMBER 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents
Accounts receivable
Organization costs, net
Trust deed notes receivable

$

28,507
79,250
12,500
3,680,000

TOTAL ASSETS

$

3,800,257

$

195,246

LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
Management fees payable
Performance fees payable
Organization costs payable
Administration fees payable
Audit & tax fees payable

$

TOTAL CURRENT LIABILITIES

43,909
109,337
25,000
2,000
15,000

PARTNERS' EQUITY - PER ACCOMPANYING STATEMENT
TOTAL LIABILITIES AND PARTNERS' EQUITY

3,605,011
$

3,800,257

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR'S REPORT

VELOCE CAP FUND 1, LP
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2024
REVENUE
Interest income

$

644,820

TOTAL REVENUE

$

OPERATING EXPENSES
Operating expenses

644,820

207,470

TOTAL OPERATING EXPENSES

207,470

NET INCOME

$

437,350

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR'S REPORT

VELOCE CAP FUND 1, LP
STATEMENT OF CHANGES IN PARTNERS' EQUITY
AS OF DECEMBER 31, 2024

PARTNERS'
EQUITY
DECEMBER 31, 2023

$

Net income

1,537,661
437,350

Partner contributions

1,630,000

Partner distributions

-

DECEMBER 31, 2024

$

3,605,011

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR'S REPORT

VELOCE CAP FUND 1, LP
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of organization costs
Increase in accounts receivable
Increase in management fee payable
Decrease in incentive fees payable
Increase in performance fee payable
Decrease in other payables

$

437,350
5,000
(75,818)
22,287
(3,210)
69,380
(250)
$

NET CASH PROVIDED BY OPERATIONS
CASH FLOWS FROM INVESTING ACTIVITIES
Trust deed notes receivable - funded
Trust deed notes receivable - principal payments collected

454,739

(3,200,000)
1,095,000

NET CASH USED IN INVESTING

(2,105,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Partner contributions

1,630,000

NET CASH PROVIDED BY FINANCING

1,630,000

NET DECREASE IN CASH AND CASH EQUIVALENTS

(20,261)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR

48,768
$

CASH AND CASH EQUIVALENTS - END OF YEAR

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS
SEE INDEPENDENT AUDITOR'S REPORT

28,507

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 1 - ORGANIZATION
Veloce Cap Fund 1, LP (the "Fund") was formed on August 23, 2021 and is organized and licensed as a New Jersey limited partnership upon the filing of the Articles of Organization with the Secretary of State of New Jersey. The fund is managed by Veloce Consulting, Inc, a New Jersey corporation. Veloce Consulting, Inc. acts as the general partner of the fund.
The fund will begin offering units for investment upon qualification of the offering by the
Securities and Exchange Commission. The maximum offering will be $75,000,000 in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933. The
Offering Circular via Form 1-A pursuant to Regulation A under the Securities Act of 1933, was approved by the Securities & Exchange Commission on January 24, 2022.
The Fund will use the proceeds from this offering to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States. The value and balance of loans or properties will not be guaranteed by any governmental agency or private entity but may be guaranteed by affiliates and associates of the underlying borrowers. Sources of income to the Fund will come from the interest and fees charged to borrowers on the Loans, as well as from the sale of any properties acquired by the Fund for rehabilitation and/or resale. All loans will be owned by the Fund and all revenue received from the loans and investments in properties shall be distributed into the Fund, less applicable fees to the General Partner.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Method of Accounting - The Fund maintains its accounting records under the accrual method of accounting in conformity with accounting principles generally accepted in the
United States of America.
Recent Accounting Pronouncements - Consistent with the treatment for emerging growth companies under the Jumpstart Our Business Startups (JOBS) Act, the Company
has elected to delay the implementation of new accounting standards to the extent such standards provide for delayed implementation by non-public business entities.
Cash and Cash Equivalents - The Fund considers all short-term, highly liquid unrestricted investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2024, cash and cash equivalents totaled $28,507.

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Fair Value of Financial Instruments - Financial Accounting Standards Board
Accounting Standards Codification ("FASB ASC") Topic 825, Financial Instruments,
requires disclosure of fair value information about financial instruments. Management believes the fair value of financial instruments approximates their carrying amounts. The carrying value of cash and cash equivalents and certain other liabilities approximate their estimated fair values due to the short-term nature of these instruments.
Concentrations of Credit Risk - Financial instruments which potentially subject the Fund to concentrations of credit risk consist primarily of cash deposits and trust deed notes receivables. The Fund has not experienced any losses on its bank deposit accounts, and believes it is not exposed to any significant credit risk on its accounts. Concentrations of credit risk with respect to trust deed notes receivable can exist due to the Fund's focus on the state of California, which increases the Fund's exposure to adverse local real estate, economic and market conditions and other risk factors, including natural disasters and acts of terrorism.
Management Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, the Fund evaluates its estimates, including those related to the allowance for losses on trust deed notes receivables and contingencies. The Fund bases its estimates on historical experience and on various assumptions, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Actual results could differ from those estimates.
Trust Deed Notes Receivable - This account consists of investments in trust deed notes receivables that are secured by 1st trust deeds. Generally, loans require principal and interest payments. Trust deed notes which the Fund has the intent and ability to hold for the foreseeable future or to maturity generally are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Trust deed notes receivable comprise the only class of financing receivables within the Fund's lending portfolio. As a result, no further segmentation of the loan portfolio is presented.
Loan carrying amounts are reduced to a loan's future cash flows discounted at the its effective interest rate when the probably ultimate recovery of the loan is less than the loan's carrying amount by a non-insignificant amount. Loans become collateral dependent when the present value of cash flows of the mortgage loan falls below the estimated fair value of the related collateral. Collateral dependent loans are valued at the estimated fair value of the related collateral.

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Trust Deed Notes Receivable (Continued) - Interest is accrued daily on the principal of the loans. If events and or changes in circumstance cause management to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances. The Fund did not consider any loans to be impaired during 2024.
Credit Losses - The Fund has adopted the Current Expected Credit Loss (CECL) model for measuring credit losses on financial assets measured at amortized cost, including mortgage loans. The CECL model requires the Fund to estimate lifetime expected credit losses at the time of origination or purchase of the financial assets and to record an allowance that represents the expected credit losses over the life of the assets.
Trust deed notes receivable comprise the only class of financing receivables within the
Fund's lending portfolio, thus no further segmentation of the loan portfolio is presented, nor is any segmentation performed during the evaluation and measurement of credit losses for the account.
The calculation of expected credit losses involves significant judgments and estimates made by management, including the selection of economic scenarios, forecast horizons, and the determination of the correlation between macroeconomic factors and credit loss experience. The Fund uses a variety of sources to determine its economic forecasts, including interest rates, real estate prices, bond prices, inflation measures, and employment data.
The Fund considers a range of factors in estimating expected credit losses, including, but not limited to, borrowers' credit ratings, debt service coverage ratios (DSCRs), loan-tovalue ratios (LTVs), interest rates, loan terms, and the impact of any collateral or credit enhancements. The assumptions and data used in the calculation of expected credit losses are updated as necessary to reflect changes in economic conditions and portfolio performance.
Risks and Uncertainties - Trust deed notes receivables are subject to risks and uncertainties due to real estate market volatility, interest rate volatility, and credit risk.
Due to the level of such risks and uncertainties, it is at least reasonably possible that changes in the values of the trust deed notes receivables will occur in the near term, and that such changes could materially affect the amounts reported in the balance sheet, statement of income and changes in partners' equity.

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Interest Income - Interest income on loans is accrued by the effective interest method.
Generally, interest payments are due monthly, on the first day of each month. Interest is generally prorated to the first day of the month following the closing of the loan escrow.
Interest income due and not received as of the balance sheet date is accrued.
Income Taxes - The Fund is a limited partnership for federal and state income tax purposes. Under the laws pertaining to income taxation of limited partnerships, no income tax is paid by the Fund as an entity. Each individual partner reports on their income tax returns their distributive share of the Fund's income, gains, losses, deductions and credits, whether or not any actual distribution is made to such partner during a taxable year. There has not been a provision for income taxes accrued during the Fund's first year of operation.
Fair Value Measurement - FASB ASC Topic 820, Fair Value Measurements and
Disclosures ("ASC 820") defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard provides a consistent definition of fair value which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy established under ASC 820 gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820 and its applicability to the Fund's mortgage loans receivable are described below:
Level 1 - Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2 - Pricing inputs are quoted prices for similar assets or liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes assets and liabilities valued at quoted prices adjusted for legal or contractual restrictions specific to these assets and liabilities.
Level 3 - Pricing inputs are unobservable for the asset or liability; inputs that reflect the reporting entity's assumptions that the market participants would use in pricing the asset or liability. Level 3 includes assets or liabilities that are supported by little or no market activity.
Fair Value Measurement - The Fund does not record loans at fair value on a recurring basis but uses fair value measurements of collateral security in the determination of its allowance for credit losses. The fair value for impaired secured loans is determined using the sales comparison, income and other commonly used valuation approaches.

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
For loans in which a specific reserve is established based on the fair value of the collateral, the Fund records the loan as nonrecurring Level 2 if the fair value of the collateral is based on an observable market price or a current appraised value. If an appraised value is not available or the fair value of the collateral is considered impaired below the appraised value and there is no observable market price, the Fund records the loan as nonrecurring
Level 3. As there were no impaired secured loans at December 31, 2024 the Fund did not have any Level 1, Level 2, or Level 3 assets at December 31, 2024.
NOTE 3 - FUND PROVISIONS
The Fund is a New Jersey limited partnership. The rights, duties and powers of the partners of the Fund are governed by the offering circular. The following description of the
Fund's offering circular provides only selected information. Limited Partners should refer to the Fund's offering circular for a more complete description of the various provisions.
The Manager is in complete control of the Fund business, subject to the voting rights of the partners on specified matters. The Manager has the power and authority to act for and bind the Fund.
Profits and Losses - Profits and losses accrued during any calendar month are allocated to the partners in proportion to their capital accounts maintained throughout the month.
Investors who become partners of the Fund other than on the first day of a calendar month shall be allocated a proportionate share of the Fund's profits or losses for that month reflecting the days during the month that the investor was a partner.
Partner Withdrawal - Limited Partners who wish to withdraw before they have been
Limited Partner for 24 months ("Early Withdrawal") can only withdraw if the Limited
Partner produces evidence of undue hardship, and the General Partner permits early withdrawal, in its sole and absolute discretion. Acceptability of a Limited Partner's hardship will be determined by the General Partner, in its sole and absolute discretion.
Limited Partners who request early withdrawal will be subject to a penalty of 20% of the
Limited Partner's withdrawal proceeds. The General Partner may, at its sole discretion, waive an early withdrawal.
After the limited partner has been invested for 24 months, the limited partner can request to withdraw from the fund and must give at least 90 days' written notice to the General
Partner. The fund will use its best efforts to return capital subject to, among other things, the Fund's cash flow, financial condition, and prospective investments in assets.

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 3 - FUND PROVISIONS (CONTINUED)
Cash Distributions - Net Profits shall be distributed to the Limited Partners on an annual basis as follows: 80% of the Net Profits of the Fund shall be distributed to the Limited
Partners on a pro-rata basis, and the remaining 20% of the Net Profits of the Fund shall be allocated to the General Partner. Net Profits means the Fund's gross income less (1) the
Fund's operating expenses (including payment of outstanding debt (if any), administrative costs, legal expenses, and accounting fees); (2) an allocation of income for a loan loss allowance; and (3) payment of the Asset Management Fee and any other fees to the
General Partner. All Cash distributions will be made on an annual basis, in arrears, and distributions to Limited Partners shall be prorated as applicable for the amount of time that a Limited Partner was a partner of the Company during such accounting period.
NOTE 4 - TRUST DEED NOTES RECEIVABLE
This account generally consists of investments secured by either mortgages or deeds of trusts secured by real property located primarily in the State of New Jersey and typically carries an interest rate of 24% to 36%. The Fund specializes in originating, acquiring, managing, funding or selling loans.
The term of the loan will vary. Loans generally have a term between one month and thirtysix months. The Fund may allow six to twelve-month extensions which from time to time require a fee paid by borrowers and then remitted to the General Partner.
Scheduled maturity dates of secured loans as of December 31, 2024 are as follows:

2025
2026
2027
2028
2029

$

3,680,000
-

$

3,680,000

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 5 - RELATED PARTY TRANSACTIONS
Veloce Consulting, Inc. ("the Manager"), a New Jersey Corporation, is the Manager and
General Partner of the Fund. Mr. Sulfaraz is the president and CEO of Veloce Consulting,
Inc. The following is a summary of significant items of compensation that Veloce
Consulting, Inc. realizes from the Fund:
Asset Management Fee - The Manager shall earn an asset management fee equal to
2% of the net assets under management on an annual basis calculated and payable monthly. The Fund's management fees amounted to $49,090 for the year ended
December 31, 2024.
Loan Origination Fees - Such fees average between 3% to 10% but could be as low as 1% or as high as 15% depending on market conditions. These fees are collected by the Manager on behalf of the fund. These fees are payable to the Manager.
Purchase of Existing Loans - When the Fund purchases an existing loan from a third party, the Manager will be paid a fee comparable to a loan origination fee.
Loan Extension Fees and Modification Fees - Where the Manager, in its best judgment, enters into an agreement with the borrower to extend the maturity date of a loan or modify the terms on a loan, the Manager is paid a fee by the borrower.
Such fees are typically between 1% and 3% of the original loan amount but could be higher or lower depending on market rates and conditions. These fees collected by the Fund are collected on the Manager's behalf. Occasionally, at the sole discretion of the Manager, maturity date of a loan may be extended without the imposition of extension fees.
Loan Processing and Documentation Fees - Loan processing, documentation and other similar fees are collected from the borrower and payable to the Manager at prevailing rates.
Real Estate Commission Fees - The Manager may earn real estate commission to list and sell real estate that the Fund has acquired through foreclosure. The Manager may generally earn up to 6% for such a sale.
Loan Servicing - The Manager has the option to service the loans or the fund or appoint a third-party servicer. Fees charged for loan servicing will be charged on a monthly basis in the amount of one-twelfth of one-half of one percent.
Net Profits - 20% of the Net Profits of the fund shall be allocated to the Manager.

VELOCE CAP FUND 1, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024
NOTE 6 - SUBSEQUENT EVENTS
The Fund has evaluated subsequent events through February 27, 2025, the date these financial statements were issued. Based on this evaluation, the Fund has determined that no events or transactions have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in, the financial statements.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

VELOCE CAP FUND 1 LP
By: Veloce Consulting, Inc., its General Partner

By: ________________________________
Name: ______________________________
Title: _______________________________
Date: _______________________________